Exhibit 99.1

Acadia Pharmaceuticals Reports Second Quarter 2026 Financial Results

- Second quarter DAYBUE® GAAP net sales of $125 million, up 30% year-over-year driven by strong uptake of DAYBUE STIX

- Second quarter NUPLAZID® GAAP net sales of $183 million, up 10% year-over-year on a non-GAAP adjusted basis

- Increased full year 2026 total revenue guidance to $1.24 to $1.30 billion, reflecting higher DAYBUE guidance of $480 to $510 million and reaffirmed NUPLAZID guidance of $760 to $790 million

- Topline results from the Phase 2 remlifanserin study in Alzheimer’s disease psychosis anticipated September to October 2026

SAN DIEGO, CA, August 4, 2026 – Acadia Pharmaceuticals Inc. (Nasdaq: ACAD), today announced its financial results for the second quarter ended June 30, 2026.

“Acadia delivered an outstanding second quarter, highlighted by strong commercial execution across both DAYBUE and NUPLAZID, resulting in total revenue growth of 17% year-over-year on an adjusted basis,” said Catherine Owen Adams, Chief Executive Officer of Acadia. “For DAYBUE, continued patient demand and robust uptake of STIX drove another quarter of strong performance. For NUPLAZID, we continued to see strong momentum, especially in new-to-brand prescriptions as our recently expanded sales force gained traction in the field. We remain confident that both franchises are on track to achieve our long-term ambition of approximately $1.7 billion in annual net sales in 2028. Looking ahead, we are excited about the anticipated topline results from our Phase 2 program evaluating remlifanserin in Alzheimer's disease psychosis in the September to October timeframe, which we believe represents a potentially transformational opportunity for Acadia.”

Company Updates

•
Completed enrollment in the Phase 2 portion of the RADIANT program evaluating remlifanserin in Alzheimer's disease psychosis and initiated Phase 3 screening and enrollment; topline Phase 2 results are expected in September to October 2026.
•
Received FDA Fast Track designation for remlifanserin for the treatment of hallucinations and delusions associated with Alzheimer's disease psychosis, recognizing its potential to address a significant unmet medical need.
•
The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a positive opinion recommending marketing authorization for DAYBU® (trofinetide) for the treatment of neurobehavioral symptoms of Rett syndrome in adults and pediatric patients aged five years and older. If approved by the European Commission, DAYBU would become the first authorized treatment for Rett syndrome in the European Union.

Financial Results

Revenues

GAAP total revenues, comprised of net product sales from NUPLAZID and DAYBUE, were $308 million for the second quarter of 2026, up 16% as compared to GAAP total revenues of $265 million in the second quarter of 2025, and up 17% as compared to non-GAAP adjusted total revenues of $262 million in the second quarter of 2025.

GAAP net product sales of NUPLAZID were $183 million for the second quarter of 2026, up 9% compared to GAAP net product sales of $168 million for the second quarter of 2025, and up 10% as compared to non-GAAP adjusted net product sales of $166 million for the second quarter of 2025.

Net product sales of DAYBUE were $125 million for the second quarter of 2026, an increase of 30% as compared to $96 million for the second quarter of 2025.

A reconciliation of NUPLAZID non-GAAP adjusted net product sales and non-GAAP adjusted total revenues is provided in Table 1. A description of these adjustments is included under ‘Non-GAAP Financial Measures.’

Research and Development

Research and development expenses for the second quarter of 2026 were $82 million, compared to $78 million for the same period of 2025.

Selling, General and Administrative

Selling, general and administrative expenses for the second quarter of 2026 were $160 million, compared to $134 million for the same period of 2025.

Net Income

For the second quarter of 2026, Acadia reported net income of $32 million, or $0.18 per diluted share, compared to a net income of $27 million, or $0.16 per diluted share, for the same period in 2025.

Cash and Investments

At June 30, 2026, Acadia’s cash, cash equivalents, and investment securities totaled $956 million, compared to $820 million at December 31, 2025.

Full Year 2026 Financial Guidance (GAAP):

Acadia is updating its 2026 guidance:

•
Total revenues revised to a range of $1.24 to $1.30 billion, up from the previous range of $1.22 to $1.28 billion.
•
NUPLAZID net product sales in the range of $760 to $790 million.
•
DAYBUE (including all forms of trofinetide) global net product sales in the range of $480 to $510 million, up from the previous range of $460 to $490 million.
•
R&D expense in the range of $355 to $380 million, down from the previous range of $385 to $410 million.
•
SG&A expense in the range of $660 to $700 million.

Conference Call and Webcast Information

Acadia will host a conference call to discuss the second quarter 2026 results today, Tuesday, August 4, 2026 at 1:30 p.m. PT/4:30 p.m. ET. The conference call may be accessed by registering for the call here. Once registered, participants will receive an email with the dial-in number and unique PIN number to use for accessing the call.

About NUPLAZID® (pimavanserin)

Pimavanserin is a selective serotonin inverse agonist and antagonist preferentially targeting 5-HT2A receptors. These receptors are thought to play an important role in neuropsychiatric disorders. In vitro, pimavanserin demonstrated no appreciable binding affinity for dopamine (including D2), histamine, muscarinic, or adrenergic receptors. Pimavanserin was approved for the treatment of hallucinations and delusions associated with Parkinson’s disease psychosis by the U.S. Food and Drug Administration in April 2016 under the trade name NUPLAZID.

About DAYBUE® (trofinetide)

Trofinetide is a synthetic version of a naturally occurring molecule known as the tripeptide glycine-proline-glutamate (GPE). The mechanism by which trofinetide exerts therapeutic effects in patients with Rett syndrome is unknown. Trofinetide was approved for the treatment of Rett syndrome in adults and pediatric patients 2 years of age and older by the U.S. Food and Drug Administration in March 2023 under the trade name DAYBUE or DAYBUE STIX.

About Acadia Pharmaceuticals

Acadia is committed to turning scientific promise into meaningful innovation that makes the difference for underserved neurological and rare disease communities around the world. Our commercial portfolio includes the first and only FDA-approved treatments for Parkinson’s disease psychosis and Rett syndrome. We are developing the next wave of therapeutic advancements with a robust and diverse pipeline that includes mid- to late-stage programs in Alzheimer’s disease psychosis and Lewy body dementia psychosis, along with earlier-stage programs that address other underserved patient needs. At Acadia, we’re here to be their difference. For more information, visit us at acadia.com and follow us on LinkedIn and X.

Non-GAAP Financial Measures

This press release contains the following financial measures that do not comply with U.S. generally accepted accounting principles (GAAP): non-GAAP adjusted net product sales for NUPLAZID for the second quarter of 2025 and non-GAAP adjusted total revenues for the second quarter of 2025. In preparing these non-GAAP financial results, the Company includes adjustments made to reflect the impact of a change in estimate related to NUPLAZID IRA rebate accruals. Please refer to our press release dated February 25, 2026, for additional details. These non-GAAP financial measures complement GAAP results and are used by management to analyze financial performance and evaluate period-to-period changes. Management believes these non-GAAP financial measures are useful to investors and other users of the Company’s financial statements to facilitate period-to-period comparability. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures; should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are unlikely to be comparable with non-GAAP disclosures released by other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact and can be identified by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” “guidance,” “continue” and similar expressions (including the negative thereof) intended to identify forward-looking statements. Forward-looking statements contained in this press release, include, but are not limited to, statements about: (i) our business strategy, objectives and opportunities, including support for and innovations in our pipeline assets and business development opportunities, sales growth for DAYBUE and uptake in DAYBUE STIX, and potential for enhanced shareholder value; (ii) the momentum and expectations for NUPLAZID with the expanded sales force, (iii) the FDA’s potential review of a new drug application for remlifanserin as a treatment for Alzheimer’s disease psychosis, (iv) the receipt and timing of the topline results of the RADIANT Phase 2 study, the transformational opportunity of those results, and the enrollment of the Phase 3 portion of the RADIANT development program, (v) potential approval of DAYBU (trofinetide) in the European Union, (vi) plans for, including timing, development and progress of commercialization or regulatory timelines for our products and our product candidates; (vii) benefits to be derived from and efficacy of our products, including the potential advantages of our products; and (viii) our estimates regarding our future financial performance, profitability, capital requirements or expenses, including our full year 2026 financial guidance and anticipated net product sales by the end of 2028. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to: our dependency on the continued successful commercialization of our products and our ability to maintain or increase sales of our products; the success of our plans to continue commercial growth; the costs of our commercialization plans and development programs, and the financial impact or revenues from any commercialization we undertake; our ability to obtain necessary regulatory approvals for our product candidates and, if and when approved, market acceptance of our products; the risks associated with clinical trials and their outcomes, including risks of unsuccessful enrollment and negative or inconsistent results; our dependence on third-party collaborators, clinical research organizations, manufacturers, suppliers and distributors; the impact of competitive products and therapies; our ability to generate or obtain the necessary capital to fund our operations; our ability to grow, equip and train our specialized sales forces; our ability to manage the growth and complexity of our organization; our ability to maintain, protect and enhance our intellectual property; and our ability to continue to stay in compliance with applicable laws and regulations. Given the risks and uncertainties, you should not place undue reliance on these forward-looking statements. For a discussion of these and other risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ, please refer to our annual report on Form 10-K for the year ended December 31, 2025 as well as our subsequent filings with the Securities and Exchange Commission from time to time. The forward-looking statements contained herein are made as of the date hereof, and we undertake no obligation to update them after this date, except as required by law.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues
Product sales, net	$307,959	$264,566	$576,021	$508,882
Total revenues	307,959	264,566	576,021	508,882
Operating expenses
Cost of product sales (1)(2)	28,316	20,734	53,107	41,126
Research and development (2)	81,555	77,951	158,423	156,216
Selling, general and administrative (2)	160,252	133,507	331,271	259,877
Total operating expenses	270,123	232,192	542,801	457,219
(Loss) income from operations	37,836	32,374	33,220	51,663
Interest income, net	7,990	7,243	16,045	15,144
Other income	647	594	1,189	1,183
Income before income taxes	46,473	40,211	50,454	67,990
Income tax expense	14,973	13,545	15,317	22,337
Net income	$31,500	$26,666	$35,137	$45,653
Earnings per share:
Basic	$0.18	$0.16	$0.21	$0.27
Diluted	$0.18	$0.16	$0.20	$0.27
Weighted average common shares outstanding:
Basic	171,603	167,827	171,063	167,321
Diluted	172,851	168,681	172,890	168,219

(1) Includes license fees and royalties

(2) Includes the following stock-based compensation expense

Cost of product sales	$510	$18	$838	$352
Research and development	$4,746	$4,477	$8,888	$7,910
Selling, general and administrative	$11,684	$9,845	$21,912	$17,458

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Cash, cash equivalents and investment securities	$956,474	$819,686
Accounts receivable, net	150,642	121,457
Interest and other receivables	15,688	26,774
Inventory	32,372	34,670
Prepaid expenses and other current assets	69,369	59,526
Total current assets	1,224,545	1,062,113
Property and equipment, net	17,107	7,511
Operating lease right-of-use assets	69,424	47,354
Intangible assets, net	103,448	108,893
Restricted cash	7,846	7,845
Long-term inventory	76,301	76,704
Deferred tax assets	240,679	249,879
Other assets	3,550	3,896
Total assets	$1,742,900	$1,564,195
Liabilities and stockholders’ equity
Accounts payable	$44,566	$10,903
Accrued liabilities	316,870	266,211
Total current liabilities	361,436	277,114
Operating lease liabilities	59,547	40,554
Other long-term liabilities	15,308	19,137
Total liabilities	436,291	336,805
Total stockholders’ equity	1,306,609	1,227,390
Total liabilities and stockholders’ equity	$1,742,900	$1,564,195

Table 1. ACADIA PHARMACEUTICALS INC.

NON-GAAP RECONCILIATION

(in millions)

(Unaudited)

	2Q25	2Q26
GAAP NUPLAZID Net Sales	$168.5	$183.2
Allocation of 2025 Amount	$(2.4)	$—
Non-GAAP Adjusted NUPLAZID Net Sales	$166.1	$183.2
DAYBUE products Net Sales	$96.1	$124.8
Non-GAAP Adjusted Total Revenues	$262.2	$308.0

Investor Contact:

Acadia Pharmaceuticals Inc.

Al Kildani

(858) 261-2872

ir@acadia-pharm.com

Acadia Pharmaceuticals Inc.

Jessica Tieszen

(858) 261-2950

ir@acadia-pharm.com

Media Contact:

Acadia Pharmaceuticals Inc.

Deb Kazenelson
(818) 395-3043

media@acadia-pharm.com